For Immediate Release

Ferro Reports 2010 First-Quarter Results

•	Net sales grow to $493 million, a 38 percent increase from the 2009 first quarter

•	Gross profit percentage increases to 21.7 percent from 15.4 percent in the prior-year quarter

•	Increased demand and restructuring programs deliver improved profitability

CLEVELAND, Ohio – April 27, 2010 – Ferro Corporation (NYSE: FOE, the “Company”) today announced net sales of $493 million for the three months ended March 31, 2010, an increase of 38 percent from net sales of $358 million in the first three months of 2009.

The loss from continuing operations for the first three months of 2010 was $0.8 million, or $0.00 per diluted share, compared with a loss of $20 million, or $0.46 per diluted share, in the first quarter of 2009. The improvement was primarily the result of higher sales volume. Increased restructuring and impairment charges partially offset the benefits of the higher sales volume. In the 2010 first quarter, the operating results included net pre-tax charges of $18.6 million. These charges included restructuring charges of $11.1 million and an impairment charge of $2.2 million. The Company recorded other pre-tax charges of $5.3 million, primarily related to manufacturing rationalization and other expense reduction activities, and a write-down of receivables related to a currency revaluation. In the first quarter of 2009, the loss from continuing operations included net pre-tax charges of $3.3 million primarily related to manufacturing rationalization and corporate development activities.

“Our improved cost structure continues to deliver enhanced operating leverage, as shown by our strong first quarter results,” said Chairman, President and Chief Executive Officer James F. Kirsch. “We are engaged in additional restructuring activities around the world that we are confident will further improve our cost structure and competitive position. At the same time, we are extending the reach of our leading product franchises through focused new product development and regional expansion in order to drive future sales growth.”

2010 First-Quarter Results

Net sales increased 38 percent as demand partially recovered from the levels experienced in the first quarter of 2009 when customers were destocking due to the worldwide economic downturn. In the first quarter of 2010, demand continued in a pattern of sequential growth that began in the second quarter of 2009. Compared to the first three months of 2009, increased sales volume contributed 23 percentage points to the growth in sales; changes in product mix and price contributed 12 percentage points of sales growth; and changes in foreign currency exchange rates contributed an additional 3 percentage points to the sales increase. Increased sales of precious metals, including changes in both price and volume, accounted for approximately 12 percentage points of the overall sales increase compared with the prior-year period.

Gross profit percentage increased to 21.7 percent of net sales for the quarter, compared with 15.4 percent of sales in the first three months of 2009. The increase was a result of a combination of higher sales volume and cost reductions achieved through restructuring initiatives and reduced staffing. In the 2010 first quarter, gross profit was reduced by $1.6 million as a result of charges primarily for accelerated depreciation and other costs of the Company’s manufacturing rationalization programs.

Selling, general and administrative (“SG&A”) expense increased by $2.8 million compared with the first quarter of 2009. SG&A expense declined to 14.4 percent of sales in the 2010 first quarter compared with 19.0 percent in the prior-year period. The increase in SG&A expense on a dollar basis was driven primarily by accruals for performance-based incentive compensation and higher charges. Included in SG&A expense during the first three months of 2010 were $2.4 million in charges, primarily related to corporate development activities and severance costs resulting from expense reduction initiatives. SG&A expense in the first quarter of 2009 included $1.3 million in charges, primarily related to corporate development activities.

Income increased in all segments compared with the prior-year period. Segment income increased in Electronic Materials due to strong demand for conductive pastes and powders, particularly silver and aluminum pastes used by manufacturers of solar cells. Segment income in Performance Coatings and Color and Glass Performance Materials improved due to higher sales volumes and reduced costs. Cost reduction initiatives included manufacturing restructuring programs undertaken during 2009, including the closing of a plant in Nules, Spain and staffing reductions. Restructuring programs currently underway in France and Portugal are expected to further reduce costs in the Color and Glass Performance Materials operations. Segment income also increased in Polymer Additives and Specialty Plastics due to a combination of higher sales volumes and reduced manufacturing costs.

Impairment charges of $2.2 million were recorded in the 2010 first quarter. The charges were related to a reduction in fair value of property at the Company’s manufacturing site in Limoges, France. Ferro currently is engaged in a restructuring project in Limoges that will result in closing the site during 2010.

Restructuring charges increased to $11 million in the first three months of 2010. The primary drivers of the restructuring charges in the quarter were initiatives to consolidate manufacturing operations in Europe. These initiatives include actions that will lead to the closing of manufacturing sites in France and Portugal.

Interest expense increased in the 2010 first quarter to $13 million from $11 million in the first quarter of 2009. The 2010 increase in interest expense was mainly due to increased amortization of fees and discounts. During the quarter, higher average interest rates paid on the Company’s borrowings were largely offset by lower average borrowings.

Total debt on March 31, 2010 was $423 million, unchanged from December 31, 2009. In addition, at the end of the 2010 first quarter the Company had net proceeds of $8.7 million from international programs to sell receivables. Net proceeds from international receivables factoring on December 31, 2009 were $10.3 million.

2010 Outlook Update

Reductions in the Company’s cost structure that were accomplished in 2009 are expected to provide improved profitability in 2010. In addition, the Company continues to execute additional manufacturing rationalization and expense reduction initiatives during 2010, including plant closings and staffing reductions. Customer demand is expected to follow historical seasonal trends during 2010, with somewhat higher sales in the first half of the year compared with the second half.

The Company’s current outlook for 2010 assumes that worldwide real GDP growth will recover to greater than 2% and that there will not be a return to recessionary conditions in the Company’s major regional markets in the United States, Europe and Asia.

Based on these assumptions and the 2010 first quarter results, the Company currently estimates full-year 2010 net sales will increase between 10 and 15 percent compared with 2009, to between $1.85 billion and $1.95 billion. Adjusted EBITDA is expected to be in the range of $190 million to $210 million in 2010. Both sales and adjusted EBITDA are expected to be higher in the first half of 2010 than the second half of the year, consistent with the Company’s normal seasonal trends.

Additional assumptions in the Company’s planning for 2010 include:

•	Capital expenditures of approximately $60 million;

•	Completion of currently planned restructuring projects by the end of 2010;

•	Pension expense of approximately $24 million and cash contributions to the Company’s worldwide pension plans of approximately $25 million;

•	Depreciation and amortization of $80 million to $85 million, excluding accelerated depreciation associated with manufacturing rationalization projects;

•	Interest expense of approximately $52 million, assuming no further return of cash collateral for precious metal leases.

Visibility to future customer orders has improved during the past year, but uncertainty remains regarding the pace of economic recovery in several regions. Credit market issues, particularly in Europe, could negatively affect the demand for durable goods, construction materials and other end markets for the Company’s products. In addition, while orders for high-margin solar pastes remain strong, demand could be negatively affected in the second half of 2010 by public policy changes in Europe. As a result, forecasting sales and earnings remains difficult.

Ferro expects to update its annual sales estimates in future quarterly earnings releases during 2010 to reflect regional economic conditions, progress on the Company’s manufacturing rationalization programs, and updated customer demand forecasts.

Non-GAAP Measures

Adjusted EBITDA is equal to income (loss) before taxes, plus interest expense, depreciation and amortization, restructuring, impairment and other special charges.

Adjusted EBITDA is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The measure is presented here because it provides additional information in a manner that is commonly used by investors and reported by third-party analysts. The amount and timing of restructuring, impairment and other special charges are difficult to forecast due to the number of restructuring and other cost-reduction projects currently underway within the Company and the uncertainty of factors that determine future charges, which make a detailed reconciliation to the most directly comparable U.S. GAAP measure impractical.

Conference Call

The Company will host a conference call to discuss its 2010 first-quarter results, update its 2010 outlook, and its outlook for general business conditions on Wednesday, April 28, 2010, at 10:00 a.m. Eastern time. To participate in the call, dial 888-603-7018 if calling from the United States or Canada, or dial 210-234-0120 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on April 28th through 9 p.m. Eastern time on May 5th. To access the replay, dial 800-337-6849 if calling from the United States or Canada, or dial 402-220-0213 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the second quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 5,200 employees globally and reported 2009 sales of $1.7 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	Demand in the industries into which the Company sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	The effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	The Company’s ability to successfully implement and/or administer its restructuring programs;

•	The Company’s ability to access capital markets, borrowings, or financial transactions;

•	The Company’s borrowing costs could be affected adversely by interest rate increases;

•	The availability of reliable sources of energy and raw materials at a reasonable cost;

•	Competitive factors, including intense price competition;

•	Currency conversion rates and changing global economic, social and political conditions;

•	The impact of future financial performance on the Company’s ability to utilize its significant deferred tax assets;

•	Liens on Ferro assets by lenders could affect the Company’s ability to dispose of property and businesses;

•	Restrictive covenants in the Company’s credit facilities could affect strategic initiatives and its liquidity;

•	Increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	The Company’s ability to successfully introduce new products;

•	Stringent labor and employment laws and relationships with employees;

•	The Company’s ability to fund employee benefit costs, especially post-retirement costs;

•	Risks and uncertainties associated with intangible assets;

•	Potential limitations on the use of operating loss carryforwards and other tax attributes due to significant changes in the ownership of Ferro’s common stock;

•	The Company’s presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	The identification of any material weaknesses in internal controls in the future could affect the Company’s ability to ensure timely and reliable financial reports;

•	Uncertainties regarding the resolution of pending and future litigation and other claims;

•	The Company’s inability to pay dividends on our common stock in the foreseeable future; and

•	Other factors affecting the business beyond the Company’s control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in Ferro’s Annual Report on Form 10-K for the period ended December 31, 2009.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2010	2009

Net sales	$492,865	$357,809
Cost of sales	385,931	302,563

Gross profit	106,934	55,246
Selling, general and administrative expenses	70,948	68,128
Impairment charges	2,202	0
Restructuring charges	11,130	1,398
Other expense (income):
Interest expense	12,911	11,174
Interest earned	(331)	(268)
Foreign currency losses, net	3,548	1,829
Miscellaneous (income) expense, net	(1,251)	533

Income (loss) before income taxes	7,777	(27,548)
Income tax expense (benefit)	8,589	(7,819)

Loss from continuing operations	(812)	(19,729)
Loss on disposal of disc. operations, net of income taxes	0	(242)

Net loss	(812)	(19,971)
Less: Net (loss) income attributable to noncontrolling interests	(744)	364

Net loss attributable to Ferro Corporation	(68)	(20,335)
Dividends on preferred stock	(165)	(171)

Net loss attributable to Ferro Corporation common shareholders	($233)	($20,506)

Per common share data:
Basic loss attributable to Ferro Corporation common shareholders:
From continuing operations	$0.00	($0.46)
From discontinued operations	0.00	0.00

	$0.00	($0.46)

Diluted loss attributable to Ferro Corporation common shareholders:
From continuing operations	$0.00	($0.46)
From discontinued operations	0.00	0.00

	$0.00	($0.46)

Cash dividends declared	$0.00	$0.01

Shares outstanding (for per-share calculations):
Basic	85,835,608	44,365,541
Diluted	85,835,608	44,365,541
End of Period	85,782,137	44,825,513

Ferro Corporation and Consolidated Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

	Three Months
(Dollars in thousands)	Ended March 31,
	2010	2009
Segment Net Sales
Electronic Materials	$147,233	$82,489
Performance Coatings	128,191	108,588
Color and Glass Perf. Materials	99,332	67,416
Polymer Additives	74,476	59,447
Specialty Plastics	38,373	34,859
Pharmaceuticals	5,260	5,010

Total Segment Net Sales	$492,865	$357,809

Segment Income (Loss)
Electronic Materials	$28,482	$2,417
Performance Coatings	9,482	(599)
Color and Glass Perf. Materials	7,283	(2,455)
Polymer Additives	3,991	1,889
Specialty Plastics	1,819	1,462
Pharmaceuticals	125	113

Total Segment Income	51,182	2,827

Unallocated corp. expenses	15,196	15,709
Impairment charges	2,202	0
Restructuring charges	11,130	1,398
Interest expense	12,911	11,174
Other expense, net	1,966	2,094

Income (loss) before income taxes from continuing operations	$7,777	($27,548)

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets

(Dollars in thousands)	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$17,694	$18,507
Accounts and trade notes receivable, net	316,980	285,638
Inventories	194,370	180,700
Deposits for precious metals	106,874	112,434
Deferred income taxes	19,473	19,618
Other receivables	34,849	27,795
Other current assets	8,191	7,180

Total current assets	698,431	651,872

Property, plant & equipment, net	411,470	432,405
Goodwill	220,318	221,044
Amortizable intangible assets, net	10,297	10,610
Deferred income taxes	130,283	133,705
Other non-current assets	71,653	76,719

Total assets	$1,542,452	$1,526,355

Liabilities and Equity
Current liabilities:
Loans payable and current portion of long-term debt	$23,234	$24,737
Accounts payable	214,815	196,038
Income taxes	11,649	7,241
Accrued payrolls	30,657	20,894
Other current liabilities	70,014	72,039

Total current liabilities	350,369	320,949

Long-term debt, less current portion	400,071	398,720
Postretirement and pension liabilities	201,471	203,743
Deferred income taxes	1,821	1,124
Other non-current liabilities	29,254	31,897

Total liabilities	982,986	956,433

Series A convertible preferred stock	9,427	9,427

Shareholders’ equity	540,513	550,226
Noncontrolling interests	9,526	10,269

Total liabilities and equity	$1,542,452	$1,526,355

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands)	2010	2009

Cash flows from operating activities
Net loss	($812)	($19,971)
Depreciation and amortization	20,176	18,609
Deposits for precious metals	5,560	(65,472)
Accounts and trade notes receivable	(39,470)	16,677
Inventories	(18,397)	46,596
Accounts payable	25,172	(67,001)
Other changes in current assets and liabilities, net	(429)	(9,470)
Other adjustments, net	15,804	2,738

Net cash provided by (used for) continuing operations	7,604	(77,294)
Net cash used for discontinued operations	0	(245)

Net cash provided by (used for) operating activities	7,604	(77,539)

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(8,623)	(2,621)
Proceeds from sale of assets and businesses	469	45

Net cash used for investing activities	(8,154)	(2,576)

Cash flow from financing activities
Net (repayments) borrowings under short-term credit facilities	(1,181)	964
Proceeds from revolving credit facility	146,100	280,249
Principal payments on revolving credit facility	(145,200)	(186,654)
Principal payments on term loan facility	0	(762)
Debt issue costs paid	0	(8,105)
Cash dividends paid	(165)	(608)
Other financing activities	252	117

Net cash (used for) provided by financing activities	(194)	85,201
Effect of exchange rate changes on cash and cash equivalents	(69)	(206)

(Decrease) increase in cash and cash equivalents	(813)	4,880
Cash and cash equivalents at beginning of period	18,507	10,191

Cash and cash equivalents at end of period	$17,694	$15,071

Cash paid during the period for:
Interest	$13,279	$13,555
Income taxes	$5,505	$3,895

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three Months
(Dollars in thousands)	Ended March 31,
	2010	2009

Electronic Materials	$76,077	$47,986
Performance Coatings	128,151	108,414
Color and Glass Performance Materials	91,634	64,351
Polymer Additives	74,476	59,447
Specialty Plastics	38,373	34,859
Pharmaceuticals	5,260	5,010

Total Segment Net Sales	413,971	320,067

Sales of precious metals	78,894	37,742

Total net sales	$492,865	$357,809

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. The Company believes this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.